Exhibit 10.3EEE6
August 30, 2021                                    Exhibit 10.36
Cam McMartin

Dear Cam:
I am excited to offer you the role of Interim Chief Financial Officer (Interim CFO) for SailPoint Technologies, Inc. (“SailPoint”) and SailPoint Technologies Holdings, Inc. This letter confirms the details of SailPoint’s offer of employment, subject to the approval of the Board of Directors of SailPoint Technologies Holdings, Inc. (the “Board”), with a start date of September 1, 2021. The terms described herein will be effective only during your tenure as Interim CFO, and are in lieu of any compensation you would receive as a member of the Board, except that any equity awards granted during your service on the Board will continue to vest during your tenure as Interim CFO.
1.Compensation. Your annual base salary will be $450,000; paid semi-monthly (typically on the 15th and last day of each month) consistent with our standard payroll procedures and reduced by payroll deductions and all required withholdings.
You will also be eligible for a bonus of up to 100% of your annual base salary based on your continued employment and achievement of corporate goals as set forth by the Compensation Committee of the Board and subject to the terms and conditions of our corporate bonus plan. Your bonus will be paid at the same time SailPoint customarily pays bonuses to other employees and will be prorated based on the time you spend serving as Interim CFO.
2.Equity Awards. Subject to approval by the Board, you will be granted, upon appointment as Interim CFO, an award of restricted stock units (“RSUs”) with a value of $1,000,000, determined based on the 30 trading day average closing price of the common stock of SailPoint Technologies Holdings, Inc. (“Common Stock”) on the date the Board approves the grant of the RSUs. The RSUs represent the right to receive shares of Common Stock and will vest in 1/6 increments on September 28, 2021, October 28, 2021, November 28, 2021, December 28, 2021, January 28, 2022 and February 28, 2022.
All vesting of RSUs is contingent upon your continued employment with SailPoint. The RSUs are subject to the terms and conditions of the SailPoint’s 2017 Long Term Incentive Plan and the award agreements evidencing such awards.
3.Executive Severance. So long as you are serving in a senior operating role, you will be eligible for participation in the SailPoint Technologies Holdings, Inc. Severance Pay Plan, subject to the approval of both the Chief Executive Officer and the Compensation Committee of the Board and pursuant to the terms and conditions of the plan.
4.Benefits. You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 401(k) plan.
5.Work Authorization. In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States. This documentation must be provided within three business days of the effective date of your employment.

6.Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.
7.Employment, Proprietary Information, and Invention Assignment Agreement. Your existing SailPoint Employment, Proprietary Information, and Invention Assignment Agreement will continue in effect in this new position.
8.General. This offer letter, when signed by you, and the Employment, Confidential Information and Invention Assignment Agreement set forth the terms of your employment with SailPoint and supersedes all prior terms or discussions. This letter agreement can only be amended in writing, signed by you and an authorized officer of SailPoint.
Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause. No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.
If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me.
Cam, we look forward to welcoming you onto the SailPoint team. We are committed to continuing to build a great company. With your help, I am confident we will succeed.
Sincerely,

/s/ Mark McClain
Mark McClain
CEO & Founder

AGREED AND ACCEPTED:

/s/ Cam McMartin
Cam McMartin

August 30, 2021
Date
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